EXHIBIT 10.40
TANDY BRANDS ACCESSORIES, INC.
STOCK PURCHASE PROGRAM
(AS AMENDED AND RESTATED
EFFECTIVE DECEMBER 1, 2005)
ARTICLE I
PURPOSE AND SCOPE
     The Tandy Brands Accessories, Inc. Stock Purchase Program (the “Program”) provides employees of Tandy Brands Accessories, Inc. and its participating affiliates and associates (both collectively called “Tandy Brands Accessories” or “Company”) an opportunity for convenient and regular personal investments in the common stock, $1.00 par value per share (“Stock”), of Tandy Brands Accessories.
     The Program provides for matching contributions by the Company (“Company Contributions”) of twenty-five percent (25%) or fifty percent (50%) of employee payroll deductions which are invested in Stock.
W I T N E S S E T H:
WHEREAS, the Company originally established the Program, effective January 1, 1991, for the benefit of its employees and employees of its affiliates that participate in the Program;
WHEREAS, the Program has been amended from time to time to (i) modify the Company Contribution eligibility requirements, and (ii) make necessary changes to the terms of the Program so that the employees of H.A. Sheldon, Ltd. (“H.A. Sheldon”), a Canadian subsidiary of the Company, could participate in the Program; and
WHEREAS, the Company now wishes to amend and restate the Program to incorporate the prior amendments and to make certain other conforming changes so that the terms of the Program reflect how the Program is currently administered;
NOW, THEREFORE, effective December 1, 2005, in consideration of the premises and the covenants herein contained, the Company hereby adopts the Program, as amended and restated, as follows:
ARTICLE II
PARTICIPATION IN THE PROGRAM
     A. Adoption of Program. Tandy Brands Accessories adopts the Program for all or part of its employees as its Board of Directors may in its discretion approve.

     B. Eligibility. The Program has two levels of Company Contributions (25% and 50%) with each level having different eligibility requirements, as follows:
     1. Level One Participants: Eligibility for 25% Company Contribution. Any employee of Tandy Brands Accessories and its divisions (and subsidiaries which have adopted the Program) may participate in the Program with a 25% Company Contribution if:
          (a) The employee is of legal age; and
          (b) The employee has been (i) continuously employed by this Company for at least six (6) months, but less than one (1) year, or (ii) continuously employed by the Company for one (1) year or more, and contributing to the Tandy Brands Accessories, Inc. Employees Investment Plan (the “Plan”); and
          (c) The employee’s employment contemplates that the employee will regularly work a minimum of twenty (20) hours per week; and
          (d) The employee’s conditions of employment are not governed by a collective bargaining agreement between employee representatives and the Company.
     2. Level Two Participants: Eligibility for 50% Company Contribution. Any employee of Tandy Brands Accessories and its divisions (and subsidiaries which have adopted the Program) may participate in the Program with a 50% Company Contribution if:
          (a) The employee satisfies the eligibility requirements for the 25% Company Contribution set forth in ARTICLE II-B-1 above; and
          (b) The employee has been continuously employed by the Company for two (2) years or more.
     With respect to ARTICLE II-B-1-b and 2-b, an employee’s employment with H.A. Sheldon shall count as employment with the Company for purposes of the continuous employment requirement.
     C. Application for Participation. In order to become a Participant hereunder, each eligible employee shall execute a written application, on a form to be furnished by the Company, wherein the employee shall evidence:
     1. His/her intent to participate in the Program;
     2. His/her consent for payroll deductions in accordance with ARTICLE III below; and

     3. His/her acknowledgment and consent to pay the taxes resulting from the Company Contributions during the taxable year in which the Company Contributions are made, in accordance with any applicable statutes or regulations concerning taxation.
     Once an employee has completed the necessary service for participation in the Program, and if necessary to meet the eligibility requirements, has become a participant or has executed and delivered an appropriate application for participation in the Plan, the employee may file an application for participation at any time thereafter. Participation in the Program shall not become effective, however, until the start of the next pay period after the application is received by the Company.
ARTICLE III
EMPLOYEE CONTRIBUTIONS
     A. Rate of Payroll Deduction.
     1. Participants may elect to have payroll deductions withheld at the rate of five percent (5%) or ten percent (10%) of Earnings (as defined in ARTICLE XVIII).
     2. Participants shall designate their rate of payroll deduction by means of a signed payroll deduction authorization form. The initial rate of deduction authorized by the Participant shall become effective with the first day of the pay period following the date on which the authorization is received by the appropriate payroll department. The initial authorization shall continue in effect, notwithstanding any change in the Participant’s Earnings, until the Participant authorizes a change in his rate of deduction, as provided in ARTICLE III-B-1 below, or until the Participant becomes ineligible for the Program. Deductions made pursuant to such authorization are called “Employee Payroll Deductions.”
     B. Changes in Employee Contributions. Without withdrawing from the Program, a Participant may at any time by written notice to the payroll department suspend, increase, or decrease Employee Payroll Deductions. Any such notice of suspension, increase, or decrease of Employee Payroll Deductions shall be effective as soon as is administratively practicable following its receipt by the payroll department, but in no event later than the first payroll period in the month following receipt of notice.
     If a Participant is also a participant in the Plan, the Participant’s Employee Payroll Deductions will automatically be suspended if the Participant’s contributions to the Plan are suspended for any reason. A Participant’s Employee Payroll Deductions will automatically resume at the level elected by the Participant prior to the suspension of the Participant’s Employee Payroll Deductions when the Participant’s contributions resume under the Plan.
     1. Procedure. Changes in the percentage rates of Employee Payroll Deduction shall be made by signing a new payroll deduction authorization on a form authorized by Tandy Brands Accessories.
     C. Special Catch-up Contribution for Certain Employees of H.A. Sheldon. Notwithstanding any other provision of the Program, employees of H.A. Sheldon who begin participating in the Program during September 1995 shall be given a special election to make a catch-up contribution to the Program for July and August 1995 to the extent such employees were employed by H.A. Sheldon during such months. H.A. Sheldon employees who are eligible for this catch-up contribution may elect to make such contribution by completing the special catch-up contribution section of the payroll deduction authorization form provided by the Company. The payroll deductions necessary for an employee’s special catch-up contribution shall be made during the pay period following the date on which the payroll authorization is received by the appropriate payroll department. Thereafter, an H.A. Sheldon’s employee’s payroll deductions shall be as designated by such employee in accordance with ARTICLE III-A and as may be changed in accordance with ARTICLE III-B.
ARTICLE IV
CREDITS TO PARTICIPANT’S ACCOUNTS
     A. Monthly Credits. As of the end of each calendar month the following credits shall be made to each Participant’s account:
     1. Employee Payroll Deductions. The amount of Employee Payroll Deductions withheld during such month shall be credited to each Participant’s account.
     2. Company Contributions. The amount of the Company Contribution credited on a monthly basis to each Participant’s account shall be either twenty-five percent (25%) or fifty percent (50%) of the Employee Payroll Deduction, which shall be determined on the basis of each Participant’s eligibility status as set forth in ARTICLE II-B, above.
     3. Application of Monthly Credits. The Employee Payroll Deductions and Company Contributions shall be used for the acquisition of Stock monthly and shall be credited to the Participant’s account as Stock and as fractional shares, if necessary, on the basis of a price (the “Stock Price”) equal to the average of the closing prices of the Stock on the NASDAQ National Market System for each trading day in the month for which credits are made. Provided, however, with respect to employees of H.A. Sheldon, the Stock Price shall be the purchase price of the Stock on the Purchase Date described in the second paragraph of ARTICLE VI-A.
     4. Dividend Income on Stock. Any cash dividends paid with respect to the Stock shall be paid to each Participant on the basis of all the Stock and fractional shares credited to the Participant’s account as of the record date designated for such dividend. Dividend payments shall be made to Participants at the same time such payments are made to all other stockholders of the Company.
     All rights and warrants for a whole share of Stock shall also be distributed to each Participant. All rights and warrants for less than a full share of Stock shall be sold and the net proceeds promptly paid to the Participant.

     5. Stock Splits. Any Stock issuable by the Company as a stock dividend or stock split shall be credited to each Participant’s account (in an amount per share equivalent to any dividend actually paid during such month on its Stock then outstanding) on the basis of all Stock and fractional shares credited to the Participant’s account as of the record date designated by the Company for such dividend or split.
ARTICLE V
TRANSFERS TO THE PROGRAM
     A. Employee Payroll Deductions. The Company shall transfer to the Program the Employee Payroll Deductions of each Participant as soon as practicable after the payroll period nearest the end of the calendar month in which such Employee Payroll Deductions are withheld.
     B. Company Contributions. The Company shall transfer to the Program the Company Contribution for each Participant as soon as practicable after the payroll period nearest the end of the calendar month in which the Employee Payroll Deductions with respect to which such Company Contribution is made are withheld.
ARTICLE VI
ARTICLE VI INVESTMENT.
     A. Stock. Any Stock required for the purposes of the Program may be treasury shares or original issue shares. Stock shall be purchased as of the end of each calendar month in the amount required by the Program at the Stock Price determined for such month.
     Notwithstanding the preceding paragraph, with respect to employees of H.A. Sheldon, any Stock required for the purposes of the Program shall be purchased on the open market. The Employee Payroll Deductions and the Company Contributions transferred to the Program for each H.A. Sheldon’s Participant account shall be used to purchase the maximum possible number of whole shares of Stock for the account of such Participant. Such Stock shall be purchased in the name of the H.A. Sheldon Participant and shall be held by the Company as custodian until distribution to the H.A. Sheldon Participant. The purchase of Stock in the name of an H.A. Sheldon Participant shall be made on the first trading day of each calendar month (or as soon after such day as practicable) following the month in which the Employee Payroll Deductions and Company Contributions are made (“Purchase Date”). The Stock Price for such purchases shall be the price at which the Stock is purchased on such Purchase Date. To the extent funds remain in an H.A. Sheldon’s Participant account after the purchase of Stock, such funds shall be carried forward in the Participant’s account until the next Purchase Date, at which time such funds shall be used along with additions to the Participant’s account to purchase additional Stock.
     B. Other Interest and Income. Except as herein expressly provided, no interest or other income will be paid or credited on account of Employee Payroll Deductions, Company Contributions, or any other amounts payable or credited to Participant’s accounts.

ARTICLE VII
HOLDING PERIOD AND DISTRIBUTION
     A. Holding Period. The Stock purchased by or on behalf of the Program and credited to Participant’s accounts shall be held by the Company as custodian, at its discretion either in its name or in the name of one or more nominees, during the holding period (the “Holding Period”) specified in ARTICLE-VII-B below and until such Stock is distributed to Participants.
     B. Duration. The Holding Period with respect to Stock credited to a Participant’s account shall commence on the date such Stock is credited to the Participant’s account and shall end on December 31 of the year in which such Stock is credited.
     C. Distribution.
     1. As promptly as practicable after December 31 of each year, but not later than February 15, the Company shall distribute to the Participant the Stock then held by the Company which was credited to the Participant under the Program during the preceding calendar year, except that any fractional shares of Stock shall be retained by the Company and carried forward to the credit of the Participant.
     2. In lieu of retaining a prior year’s fractional share, the Company may, at its election, distribute cash in lieu of any fractional share held for the account of any Participant who has no payroll deduction authorization form or in effect. For such fractional share of Stock, the Company shall pay the Participant the pro rata Stock Price for the month preceding the date of the distribution. With respect to any funds that remain in an H.A. Sheldon Participant’s account after the end of each Holding Period, the Company may either (i) carry such funds forward in the Participant’s account, with such funds to be used at the next Purchase Date, or (ii) distribute such funds to the H.A. Sheldon Participant as soon as practicable after the end of the Holding Period.
ARTICLE VIII
WITHDRAWALS AND PAYMENTS
     A. Conditions of Withdrawal. Notwithstanding the provisions of ARTICLE VII relating to the Holding Period, a Participant may make a withdrawal under the conditions specified in this ARTICLE VIII-A. The method of payment upon any such withdrawal is specified in ARTICLE VIII-C below.
     1. Notwithstanding the Holding Period, all Stock and cash for any fractional share previously credited to the account of a Participant will be delivered to the Participant, his/her beneficiary or estate as the case may be, upon the occurrence of the following events:

     (a) Death of the Participant;
     (b) Termination of employment;
     (c) Retirement at age 65 or older;
     (d) Withdrawal in full from participation in the Program.
     2. In any such event, delivery of the Stock and cash for any fractional share shall be made as soon as practicable following the end of the month in which such event occurred.
     B. Cessation of Company Contributions; Eligibility for Future Participation. All Company Contributions shall terminate on cessation of withholding of Employee Payroll Deductions. A Participant withdrawing from the Program during his employment is not eligible for renewed participation in the Program until after the expiration of twelve (12) months from his date of withdrawal.
     C. Method of Payment.
     1. In the event of any withdrawal under this ARTICLE VIII, payment shall be made to Participant in cash equal to the value of the Participant’s account or in Stock, in accordance with ARTICLE VIII-C-2 and ARTICLE VIII-C-3 below.
     2. For the purpose of making cash payments upon withdrawal, cash will be paid for Stock credited to the Participant’s account at the Stock Price for the calendar month preceding the Company’s receipt of the withdrawal request.
     3. A Participant may be delivered Stock in lieu of cash under ARTICLE VIII-C-1 above, provided such Participant notifies the Administrative Committee in writing of the desire to be issued Stock. Stock will be issued only at the regularly scheduled annual distribution as set forth in Article VII.
     4. Notwithstanding any other provision of this ARTICLE VII-C to the contrary, with respect to H.A. Sheldon Participants, the withdrawals and payments under this ARTICLE VIII shall be made by distributing the Stock and funds, if any, in the Participant’s account to the H.A. Sheldon Participant. Such distribution shall be made as soon as administratively practicable following the Participant’s entitlement to a withdrawal or payment under this ARTICLE VIII.
     D. Refund of Uncredited Accounts. Upon a Participant electing to withdraw, the Company will refund any Employee Payroll Deductions and Company Contributions not already credited to the Participant’s account for the month the withdrawal election is made.
ARTICLE IX
DESIGNATION OF BENEFICIARY

     A. Participants shall file with the Company a written designation of beneficiary designating who is to receive any Stock, fractional shares, and cash being held for the Participant’s benefit under the Program in the event of the Participant’s death.
     B. A Participant may change beneficiary designations at any time by written notice to the Company. Such change shall take effect as of the date the Participant signed such written notice, whether or not Participant is living at the time of receipt of such notice by the Company, but without prejudice to the Company on account of payments made before such receipt.
     C. Upon the death of a Participant and upon receipt of proof deemed adequate by the Company of the identity and existence at the Participant’s death of a beneficiary or beneficiaries validly designated under the Program, the Stock, fractional shares and cash being held for the Participant’s benefit under the Program shall be delivered to the beneficiary designated under ARTICLE IX-A.
     D. In the absence of a beneficiary designated under the Program who is living at the time of a Participant’s death, payment shall be made to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed to the Company’s knowledge (or in the event such executor or administrator has been disqualified) payment may be made to such person or persons as the Company shall be satisfied is legally entitled thereto.
     E. No designated beneficiary shall, prior to the death of the Participant, acquire any interest in the Stock, fractional shares or cash credited to the Participant under the Program.
ARTICLE X
VOTING RIGHTS AND TENDER RIGHTS
     A. Voting Rights — In General. While Stock is held by the Company as custodian under the Program, the Company will deliver to each Participant all notices of meetings, proxy statements and other materials distributed by the Company to its stockholders. The full shares of Stock in each Participant’s account will be voted in accordance with the Participant’s signed proxy instructions timely delivered to the Company. Fractional shares shall be voted on a combined basis in order to comply, to the extent possible, with all timely written instructions received from Participants. If timely written instructions are not received from a Participant, the custodian shall vote such Participant’s shares in the same proportion as those shares of stock with respect to which timely written instructions were received.
     B. Voting Rights and Tender Rights — After Commencement of a Tender Offer. Notwithstanding anything to the contrary in the Program, the following provisions shall govern after the Commencement Date of a Tender Offer (each as hereinafter defined):
     1. For purposes of this ARTICLE X-B, the terms set forth below shall have the following meanings:

“Affiliate” shall mean, with respect to Tandy Brands Accessories any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tandy Brands Accessories.
“Commencement Date” shall mean the date of public announcement of the commencement of any Tender Offer.
“Credited Shares” shall mean, with respect to a Participant, any and all shares of Stock credited to such Participant’s account that have been transferred to the Special Custodian in accordance with ARTICLE X-B-2. hereof.
“Special Custodian” shall mean the bank, trust company or other entity appointed as such by the Company in accordance with ARTICLE X-B-2 hereof.
“Tender Offer” shall mean any tender offer for, or request or invitation for tenders of, shares of Stock, whether the consideration proposed to be exchanged for such shares is cash, the securities of any person or any other form of property.
“Tender Rights” shall mean any and all rights to tender or exchange shares of Stock pursuant to a Tender Offer.
“Voting Rights” shall mean any and all rights to vote or consent with respect to shares of Stock.
     2. As promptly as practicable following any Commencement Date, the Company shall (a) appoint a bank, trust company or other entity that is not an Affiliate of Tandy Brands Accessories to act as Special Custodian for Stock held by the Company as custodian under the Program and (b) irrevocably transfer all shares of Stock then held by the Company as custodian to the Special Custodian. Thereafter, the Company shall, until the date on which the Tender Offer is consummated or abandoned, irrevocably transfer any and all additional shares of Stock acquired by it as custodian to the Special Custodian. Cash held by the Company as custodian shall not be transferred to the Special Custodian.
     3. Except as otherwise expressly provided in ARTICLE X-B-4 hereof, the Special Custodian shall hold shares of Stock transferred to it by the Company on such terms and conditions of the Program, as shall be agreed upon by the Company and the Special Custodian; provided, however, that, with respect to the rights of a Participant to shares of Stock, the terms and conditions under which the Special Custodian shall hold shares of Stock transferred to it shall be at least as favorable as those available to a Participant under the Program.
     4. The following provisions shall govern the exercise by the Special Custodian of Voting Rights and Tender Rights with respect to shares of Stock transferred to it by the Company:

     (a) The Special Custodian shall exercise Tender Rights with respect to a Participant’s Credited Shares in accordance with timely written instructions delivered by such Participant to the Special Custodian.
     Tender Rights with respect to fractional Credited Shares shall be exercised on a combined basis in order to comply, to the extent possible, with all timely written instructions received from Participants. If timely written instructions are not received from a Participant, the Special Custodian shall not exercise Tender Rights with respect to such Participant’s Credited Shares.
     (b) The Special Custodian shall exercise Voting Rights with respect to a Participant’s Credited Shares in accordance with timely written instructions delivered by such Participant to the Special Custodian. Voting Rights with respect to fractional Credited Shares shall be exercised on a combined basis in order to comply, to the extent possible, with all timely written instructions received from Participants. If timely written instructions are not received from a Participant, the Special Custodian shall exercise Voting Rights with respect to such Participant’s Credited Shares in the same proportion as those shares of Stock with respect to which timely written instructions were received.
     (c) The Special Custodian shall use its best efforts to ensure that Participants are able to direct the exercise of Voting Rights and Tender Rights on the basis of the same information, and in accordance with substantially the same procedures, as are available to the holders of shares of Stock. Without limiting the generality of the foregoing, the Special Custodian shall take the following actions:
     (1) Give prior written notice to each Participant of any occasion upon which Voting Rights or Tender Rights may be exercised;
     (2) Transmit to each Participant any written information relating to the exercise of Voting Rights or Tender Rights that is distributed by the management of the Company or any other person;
     (3) Request written instructions from each Participant as to the manner in which Voting Rights or Tender Rights should be exercised; and
     (4) Exercise Voting Rights or Tender Rights in accordance with the written instructions delivered by the Participant to the Special Custodian.
     (d) The Special Custodian shall not disclose to the Company, and shall maintain strict confidentiality with respect to, any information regarding the exercise of Voting Rights or Tender Rights, including without limitation information regarding the identity of any Participant who exercises or fails to exercise such rights.
     (e) Any cash or other property received by the Special Custodian upon consummation of a Tender Offer shall be distributed to Participants as promptly as practicable following receipt thereof.

     C. Applicability of Terms of Program. Except as expressly provided in this ARTICLE X, the terms and provisions of the Program shall remain in full force and effect.
ARTICLE XI
ADMINISTRATION
     A. Authority of Tandy Brands Accessories.
     1. The Program shall be administered by Tandy Brands Accessories through such persons as it shall name to the Administrative Committee.
     2. The powers of the Company with respect to the administration of this Program shall include those conferred elsewhere in the Program plus those set forth below.
     (a) Authorizing delivery and payment of Stock and cash under the Program.
     (b) Making, amending and enforcing all appropriate rules and regulations for the administration of the Program.
     (c) Deciding or resolving any and all questions as may arise in connection with the Program.
     3. Any determination, decision or action of the Company or the Administrative Committee concerning or with respect to any question arising out of or in connection with the construction, interpretation, administration and application of the Program and of its rules and regulations, shall lie within the absolute discretion of the Company and shall be final, conclusive and binding upon all Participants and any and all persons claiming under or through any Participant.
     B. Cost of Administration. All costs of administration of the Program shall be paid by the Company.
ARTICLE XII
PARTICIPATION BY AFFILIATED COMPANIES
     This Program shall apply to any corporation a portion of whose voting stock is owned directly or indirectly by Tandy Brands Accessories and any of its affiliates, if such corporation shall elect to participate and if., and so long as, such participation shall be approved by Tandy Brands Accessories. Such participating corporations are called “Participating Companies”. The Participating Companies shall be bound by the terms of this document unless otherwise determined by the Administrative Committee and approved by the Tandy Brands Accessories Board of Directors.

ARTICLE XIII
NO WARRANTY OF SECURITY VALUES
     Neither Tandy Brands Accessories nor any Participating Companies, their officers, directors, agents or servants, warrants or represents in any way that the value of Stock in which the Participant may have an interest will increase or will not decrease. Each Participant assumes all risk in connection with any changes in the value of Stock to the extent he/she may have an interest therein.
ARTICLE XIV
GENERAL PROVISIONS
     A. Extent of Certain Rights of Participants.
     1. Participation in the Program shall not entitle any employee to be retained in the service of Tandy Brands Accessories or of any Participating Company. The right and power of Tandy Brands Accessories and of each Participating Company to dismiss or discharge any employee is specifically reserved.
     2. No Participant nor any person claiming under or through them shall have any right or interest under the Program that is not herein expressly granted.
     3. No interest in any Stock or cash held under the Program prior to delivery to the Participant as hereinabove provided, shall be assigned, alienated, pledged, or other-wise encumbered in whole or in part, either directly, by operation of law, or otherwise. If any attempt is made by a Participant to assign, alienate, pledge or otherwise encumber his interest in such Stock or cash prior to such delivery, for his debts, liabilities or in tort or contract, or otherwise, then the Company (in its absolute discretion) may treat such attempt as an election by the Participant to withdraw from the Program and submit to any loss of rights as provided in the Program in the case of a withdrawal at the time of such attempt.
     B. Quarterly Statement of Account. As soon as practicable after the end of each calendar quarter, all Participants shall be furnished with a statement of their account under the Program.
     C. Registration of Stock. Each Participant shall, at such time as the Company may reasonably request, furnish written instructions for the registration of Stock to be delivered under the Program upon completion of the Holding Period. Such Stock will be registered in the Participant’s name alone or in such name and that of one such other adult person as may be designated as joint .tenants with right of survivorship, and not as tenants in common. Such instructions shall remain in effect until receipt by the Company of written instructions to change the registration previously authorized. In the absence of such written instructions, Stock to be delivered to a. Participant will be registered in the Participant’s name alone or, in the event of death prior to such delivery, will be registered in the name of the person or persons entitled thereto.
     D. Miscellaneous.
     1. The Administrative Committee may rely upon the authenticity of any information supplied to them by the Company in connection with the operation of the Program, and shall be fully protected in relying upon such information.
     2. No individual administering or aiding in the administration of the Program shall have any liability, except as provided in ARTICLE XIV-D-3 below. As a condition precedent to participation in the Program or the receipt of benefits thereunder, such liability, if any, is expressly waived and released by each Participant and by the act of participation or the acceptance of benefits thereunder.
     3. No individual administering or aiding in the administration of the Program shall be liable except for his own act or omissions and then only for willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. As used herein, “individual administering or aiding in the administration of the Program” shall include any director, officer, employee or agent of the Company.
     4. The Company may require compliance with any legal requirements which it deems necessary as a condition for delivery of, or payment for, any Stock or cash credited to a Participant’s account under the Program.
     5. By a Participant’s act of participating in the Program or by the acceptance of any of the benefits thereunder, such Participant and any and all persons claiming under or through any such Participant, shall thereby be conclusively deemed to have indicated his acceptance and ratification of, and consent to, the application of the provisions of the Program.
     6. For the purposes of the Program, unless the contrary is clearly indicated by the context, the use of the masculine gender shall also include within its meaning the feminine, and the use of the singular shall also include within its meaning the plural, and vice versa.

ARTICLE XV
NOTICES AND COMMUNICATIONS
     A. To Participants. All notices, reports and other communications to a Participant under or in connection with the Program shall be deemed to have been duly given, made or delivered when received by the Participant, or (if mailed) when mailed with postage prepaid and addressed to the Participant at his address last appearing on the records of the Company.
     B. By Participant. All notices, instructions or other communications by a Participant to the Company under or in connection with the Program shall be deemed to have been duly given, made or delivered when received by the Vice President and Chief Financial Officer of the Company at 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011 or when received in the form specified by the Company and at the location, or by the person, designated for receipt of such notice, instruction or other communication by the Company.
ARTICLE XVI
AUTHORITY TO AMEND, SUSPEND OR TERMINATE
     A. The Board of Directors of the Company may amend, suspend or terminate the Program at any time, or from time to time. Without limitation, such amendment may change: (a) the rates of allowable Employee Payroll Deductions which may be designated by all Participants; (b) the rates of Company Contributions; or (c) any other provision of the Program, except that a Participant’s percentage rate of Employee Payroll Deductions may not be increased without his consent.
     B. The Board of Directors of the Company may delegate to the Administrative Committee the authority to amend any provisions of this Program, provided such amendment is (a) of an administrative nature or (b) does not result in any material increase in the Company’s cost.
     C. The Board of Directors of the Company shall have the discretionary authority to waive the requirement that a Participant in the Program be employed by the Company for at least two (2) years and be contributing to the Plan as described in ARTICLE II-B and confer immediate eligibility for the Participant in the Program at the fifty percent (50%) Company Contribution level as described in ARTICLE II-B-2; provided, however, that such Participant will lose eligibility for the fifty percent (50%) Company Contribution and will no longer be eligible to participate in the Program unless the Participant begins contributions to the Plan as soon as possible after the Participant satisfies the Plan’s eligibility requirements.
     D. No amendment, suspension or termination shall adversely affect any rights of a Participant to Stock, fractional shares or cash credited to his account under the Program as of the date of amendment, suspension or termination. Upon termination of the Program, all Stock, fractional shares and cash credited to the account of each Participant under the Program shall be promptly paid to such Participant.
ARTICLE XVII
APPLICABLE LAW
     Except as otherwise provided herein, any question concerning or with respect to the validity; construction, interpretation, administration and effect of the Program, and of its rules and regulations, and the rights of any or all persons having or claiming to have an interest therein or thereunder, shall be governed exclusively and solely in accordance with the laws of the State of Texas.
ARTICLE XVIII
DEFINITIONS
     For the purpose of the Program, unless some other meaning is clearly indicated by the context, the following definitions shall be applicable:
     “Company” is defined in ARTICLE I as Tandy Brands Accessories and its participating affiliates and associates.
     “Company Contributions” is defined in ARTICLE I.
     “Earnings” means the amount which an employee is receiving as salary or wages from the Company, including (a) payments for overtime, vacation pay, night shift bonus, and any cost of living adjustment, including incentive compensation, other variable compensation, and the value of the personal use of company vehicles and company automobile allowances, but excluding (b) living allowance, retainers, and any special payments made for services performed outside his regular duties and any other special payments, (c) except to the extent that the inclusion of any item in (b) above is specifically approved by the Chief Executive Officer of the Company or by such employee or employees of the Company as he may authorize in writing. Commissions shall be included as Earnings only to the extent determined by the Chief Executive Officer of the Company or by such employee or employees of the Company as he may authorize in writing.
     “Employee” means a regular employee of the Company receiving wages or salary, but shall not include any. person compensated pursuant to a contract other than an employment contract with the Company under the terms of which compensation is paid on a regular fixed salary or wage basis. As used above, “Employee” shall also include, without limitation, any salesman who is a bona fide employee of the Company and recognized as such for Social Security purposes.
     “Employee Payroll Deductions” is defined in ARTICLE III-A.

     “Holding Period” is defined in ARTICLE VII-A.
     “Participant” means an employee who is eligible to be and becomes a participant in accordance with the provisions of the Program.
     “Participating Companies” is defined in ARTICLE XII.
     “Program” is defined in ARTICLE I.
     “Stock” is defined in ARTICLE I.
     “Stock Price” is defined in ARTICLE IV. Provided, however, with respect to employees of H.A. Sheldon, “Stock Price” is defined in ARTICLE VI-A.
     “Tandy Brands Accessories” means Tandy Brands Accessories, Inc., a Delaware corporation.
ARTICLE XIX
EFFECTIVE DATE
     A. The original effective date of the Program was January 1, 1991. The effective date of this amendment and restatement of the Program shall be December 1, 2005 provided all approvals, rulings and orders (satisfactory to Tandy Brands Accessories and, to the extent deemed by Tandy Brands Accessories to be necessary or desirable) by the appropriate State and Federal or other Governmental authorities with respect to the Program and any action contemplated under the Program have been obtained or satisfied.
     B. Notwithstanding the provisions of ARTICLE II and ARTICLE XIX-A, employees who are represented by a union (pursuant to a certification by the National Labor Relations Board otherwise in accordance with the provisions of Section 9 of the National Labor Relations Act) shall become eligible to participate in the Program (a) only after the Company and such union shall have entered into a written agreement to the effect that the Program shall be offered to the employees so represented, and (b) only in accordance with any conditions or requirements contained in such agreement.
     IN WITNESS WHEREOF, this document has been executed this 30 day of November, 2005.

TANDY BRANDS ACCESSORIES, INC.
By:	s/s J.S.B. Jenkins
Name:	J.S.B. Jenkins
Title:	President and CEO